UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2021

Aditxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39336	82-3204328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

737 N. Fifth Street, Suite 200 Richmond, VA	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	ADTX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2021, Aditxt, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Dawson James Securities, Inc., as representative of the several underwriters identified therein (the “Underwriters”), relating to the public offering (the “Offering”) by the Company of 16,575,000 units (the “Units”), with each unit comprised of one share of the Company’s common stock (the “Shares”) and one Series C warrant to purchase one Share at an exercise price of $1.15 per share (the “Series C Warrants”).

The Company also offered to those purchasers, if any, whose purchase of common stock in the Offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of the Company’s outstanding common stock immediately following the consummation of the Offering, the opportunity, in lieu of purchasing Units, to purchase pre-funded warrants, (the “Pre-Funded Units”). Each Pre-Funded Warrant was offered and sold together with the same Series C Warrants described above being sold with each share of common stock. For each Pre-Funded Unit purchased in the Offering in lieu of Units, the Company reduced the number of Units being sold in the Offering on a one-for-one basis.

The Units were offered, issued and sold at a price to the public of $1.05 per share under a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to an effective shelf registration statement filed with the SEC on Form S-3 (File No. 333-257645), which was declared effective by the SEC on July 13, 2021. The Company may loan up to $5,315,500 of the proceeds from the offering to AiPharma Global Holdings LLC (“AiPharma Global”), pursuant to the terms of the Company’s credit agreement with AiPharma Global, as amended. As a result, the amount that would be outstanding under the credit agreement, as amended, following such loan would be $14,500,000.

The Underwriting Agreement contained customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties.

The Underwriting Agreement and Series C Warrant Agreement (including the form of Series C Warrant) are filed as Exhibits 1.1 and 10.1, respectively, hereto and are incorporated herein by reference. The foregoing descriptions of the terms of the Underwriting Agreement and Series C Warrant are qualified in their entirety by reference to such exhibits. A copy of the opinion of Sheppard, Mullin, Richter & Hampton LLP relating to the legality of the issuance and sale of the Shares in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On December 6, 2021, the Company closed the Offering of the Units at a price to the public of $1.05 per Unit for net proceeds of approximately $16.2 million, after deducting the underwriting discount. The Shares are listed on The NASDAQ Capital Market.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
1.1	Underwriting Agreement between the Company and Dawson James Securities, Inc., dated December 1, 2021.
5.1	Sheppard, Mullin, Richter & Hampton LLP Legal Opinion.
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press release dated December 6, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADITXT, INC.

Date: December 7, 2021	By:	/s/ Corinne Pankovcin
Corinne Pankovcin
President